Chemung Financial Corporation One Chemung Canal Plaza P.O. Box 1522 Elmira, New York 14902 (607) 737-3711

For Immediate Release: July 29, 2008 - 9:00 a.m.

Chemung Financial Reports 2nd Quarter, Year-to-date Earnings

Chemung Financial Corporation has reported second quarter unaudited net income of $2.272 million vs. $1.818 million for the second quarter of 2007. Earnings per share for the quarter were $0.63 as compared with $0.51 a year ago, an increase of 23.5%.

Net income for the first half of 2008 totaled $4.414 million vs. $3.518 million for the first half of 2007, with earnings per share increasing 25.5% from $0.98 to $1.23 per share.

In a prepared statement released by the Corporation this morning, Ronald M. Bentley, President & Chief Executive Officer, stated:

"The improvement in both our second quarter and first half net income compared to the corresponding periods in 2007 resulted primarily from increases in net interest income and non-interest income, as well as a reduction in the provision for loan losses, somewhat offset by increases in operating expenses.

Net interest income for the second quarter of 2008 was $1.162 million or 18.2% higher than the corresponding period last year, with the net interest margin increasing 28 basis points from 3.69% to 3.97%. This improvement resulted from a $69.5 million or 10.0% increase in average earning assets and a 79 basis point decrease in the average cost of interest bearing liabilities, offset somewhat by a 26 basis point decline in the average yield on earning assets. We have continued to see strong loan growth, as on average, total loans have increased $49.9 million or 9.7% from an average of $514.9 million during the second quarter of 2007 to an average of $564.8 million during the second quarter of this year.

A $250 thousand decrease in the second quarter provision for loan losses as compared to the second quarter of 2007 was primarily due to a significantly lower level of net commercial loan charge-off's, and reflects management's assessment of the adequacy of the allowance for loan losses based upon a number of factors including an analysis of historical loss factors, collateral evaluations, recent charge-off experience, overall credit quality and loan growth.

Non-interest income for the second quarter of 2008 increased $87 thousand or 2.0% from $4.258 million to $4.345 million due principally to higher Trust and Investment Center fee income, service charges and debit card interchange fee income.

A $765 thousand or 10.1% increase in second quarter operating expenses compared to second quarter 2007 was in large part related to the purchase in March of this year of three branch offices from Manufacturers and Traders Trust Company in Broome and Tioga counties, as well as the acquisition of the trust relationships of Partners Trust Bank in May of 2007.

Net interest income for the first six months of this year totaling $14.593 million was $2.078 million or 16.6% higher than the first half of 2007, with the net interest margin increasing 31 basis points to 3.98%. This increase was principally the result of a $53.0 million increase in average loans and a 60 basis point decrease in the average cost of interest bearing liabilities.|

For reasons noted above, the provision for loan losses was $175 thousand lower than the amount expensed during the first six months of last year.

Non-interest income for the first half of 2008 increased $1.011 million or 12.5% due in large part to increases in Trust and Investment Center fee income and gains on securities transactions resulting from the initial public offering ("IPO") of Visa common stock. As a Visa member institution, the Corporation was issued shares in Visa prior to the IPO, a portion of which were redeemed by Visa following the IPO, resulting in a net pre-tax gain of $411 thousand. The increase in non-interest income was also significantly impacted by higher service charges and debit card interchange fee income, as well as higher revenue from our equity investment in Cephas Capital Partners, LP.

Similar to second quarter results, a $1.745 million or 11.7% increase in operating expenses compared to the first six months of last year was due in large part to higher expenses related to the above mentioned acquisitions.

In May, CFS Group, Inc. ("CFS"), the Corporation's financial services subsidiary, successfully completed the purchase of Cascio Financial Strategies from Joseph M. Cascio, Sr. who was retained and has been appointed Vice President and Manager of CFS. Cascio Financial Strategies was founded in November of 1985 by Joe and Lynn Cascio, and provides financial planning, investment and tax preparation services to over 700 clients. We are excited to have Joe and his clients join our organization and look forward to helping our new clients achieve their financial goals."

Chemung Financial Corporation, headquartered in Elmira, New York, was incorporated in 1985 as the parent holding company of Chemung Canal Trust Company, a full service community bank with full trust powers, which was established in 1833. Chemung Financial Corporation is also the parent of CFS Group, Inc., a financial services subsidiary offering non-traditional services including mutual funds, annuities, brokerage services and insurance. CFS Group, Inc. was founded in 2001.

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The full text of this press release may be found at www.chemungcanal.com

This press release may include forward-looking statements with respect to revenue sources, growth, market risk, corporate objectives and possible losses due to asset quality. These statements constitute "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Chemung Financial Corporation assumes no duty, and specifically disclaims any obligation to update forward-looking statements, whether as a result of new information, future events or otherwise, and cautions that these statements are subject to risks and uncertainties that could cause the Corporation's actual operating results to differ materially.

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